Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS SIGNIFICANTLY IMPROVED FOURTH

QUARTER AND FISCAL YEAR 2011 RESULTS

Fourth Quarter 2011 Oil Production increased 111%

Fiscal Year 2011 Oil Production increased 53%

Fourth Quarter 2011 Net Income Increased 242%

Fiscal Year 2011 Net Income Increased 60%

DENVER, COLORADO, January 10, 2012 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in the North Dakota Bakken and Three Forks, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today reported financial and certain operating  results for the quarter and fiscal year ended October 31, 2011.

Credo’s fourth quarter 2011 results were driven by a 111% increase in oil production.  Fourth quarter net income increased 242% to $1,387,000, or $0.14 per diluted share, compared to $406,000, or $0.04 per diluted share last year.  Income from operations increased 239% to $1,417,000 compared to $418,000 for last year.  Total revenue increased 94% to $4,961,000, and EBITDA increased 162% to $3,686,000.

For the fiscal year ended October 31, 2011, net income increased 60% to $3,518,000, or $0.35 per diluted share, compared to $2,203,000, or $0.22 per diluted share, for fiscal 2010.  Income from operations increased 84% to $4,913,000 compared to $2,665,000 for fiscal 2010.  Year-over-year revenue increased 45% to $16,767,000, and EBITDA increased 55% to $9,967,000.

Marlis E. Smith, Jr. Chief Executive Officer, stated, “We executed the most aggressive drilling program in Credo’s history in fiscal 2011 and achieved significant improvement in our oil production, reserves and financial results.  Fiscal 2011 financial results also benefited significantly from the increased percentage of oil in our production mix because oil commands almost a five to one price advantage over natural gas on an energy equivalent basis.  Our second half financial results were substantially better than the first half because there is a significant time lag between drilling and when we begin to receive revenues.”

RECORD CAPITAL SPENDING AND DRILLING SUCCESS DRIVE

SIGNIFICANT PRODUCTION INCREASE

Oil production increased 111% in the fourth quarter compared to last year as drilling accelerated throughout the year.  As a result, for the first time in its history, Credo became primarily an oil producer with oil representing 56% of total fourth quarter production quantities.  No gas wells were drilled in the fourth quarter and natural gas production decreased 11% primarily due to production declines.  Total production increased 32% to 86,700 BOE (barrels of oil equivalent based on the energy equivalent conversion ratio of six Mcf of gas to one barrel of oil) compared to 65,700 BOE last year.

For fiscal 2011, oil production increased 53% on record capital spending and successful completions in the Company’s North Dakota Bakken and Three Forks, Kansas, Nebraska and Texas Panhandle drilling projects.  Natural gas production decreased 12% due to production declines, as no gas wells were drilled.  Total production increased 12% to 301,000 BOE in fiscal 2011 compared to 269,700 BOE last year.  Oil represents 49% of fiscal 2011 production quantities.

WELLHEAD PRICES INCREASE OVER LAST YEAR

Fourth quarter crude oil prices received by the Company increased 16% to $80.42 compared to $69.36 last year.  Natural gas prices increased 21% to $4.56 compared to $3.76 last year primarily due to high Btu gas coming on line from the Company’s North Dakota Bakken and Three Forks and Texas Panhandle horizontal drilling projects.

Crude oil prices received by the Company for fiscal 2011 increased 20% to $85.16 per barrel compared to $70.88 last year.  Natural gas prices remained unchanged at $4.54 per Mcf.

RECORD CAPITAL EXPENDITURES COMPLETED IN FISCAL 2011

FISCAL 2012 CAPITAL EXPENDITURES TO ALMOST DOUBLE OVER 2011

The Company’s financial condition continues to be very strong, with significant cash and operating cash flow and no long term debt.  At October 31, 2011, working capital was $2,940,000, including cash and short term investments of $4,800,000.  The Company’s year over year drilling budget increased 90% in fiscal 2011 to a record $15,500,000.

For fiscal 2012, the Board of Directors approved another record drilling budget totaling approximately $30,000,000, which represents a 94% increase over fiscal 2011.  The Company expects to finance its 2012 drilling budget from existing working capital, cash flow and $7 million to $12 million of debt financing.

MANAGEMENT COMMENT

Mr. Smith continued, “There is a long time horizon from concept to execution for new drilling plays. Over three years ago, we made the strategic decision to transition from being almost exclusively a natural gas producer to becoming primarily an oil producer.  We believe fiscal 2011 will be remembered as a major turning point onto what will prove to be a steep growth trajectory that should continue for years to come.  A major milestone was achieved in the fourth quarter when oil accounted for more than half of our production for the first time in the Company’s history.

“We have laid a foundation of repeatable and scalable projects in North Dakota Bakken and Three Forks, Kansas, Nebraska, and Texas Panhandle where we have confidence in our drilling success rates.  To build on our momentum, we are doubling our oil focused drilling budget for fiscal 2012, two thirds of which is earmarked for our Bakken and Three Forks projects.  We fully expect this accelerated drilling program to provide significant growth in 2012.”

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About Credo Petroleum

CREDO Petroleum Corporation (NASDAQ: CRED) is a publicly traded independent energy company headquartered in Denver, Colorado.  The Company is engaged in the exploration for and the acquisition, development and marketing of crude oil and natural gas in the Mid-Continent and Rocky Mountain regions with operations primarily in North Dakota, Kansas, Nebraska, Texas Panhandle and Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

EBITDA is not a GAAP measure of operating performance.  The Company uses this non-GAAP performance measure primarily to compare its performance with other companies in the industry that make a similar disclosure.  The Company believes that this performance measure may also be useful to investors for the same purpose.  Investors should not consider this measure in isolation or as a substitute for operating income or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not a

GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation between EBITDA and net income is provided in the table below:

	For The Quarter Ended October 31,
Reconciliation of EBITDA	2011	2010

Net Income	1,387,000	406,000
Add Back:
Income Tax Expense	521,000	44,000
Depreciation, Depletion and Amortization Expense	1,778,000	954,000
EBITDA	3,686,000	1,404,000

	For The Year Ended October 31,
Reconciliation of EBITDA	2011	2010

Net Income	3,518,000	2,203,000
Add Back:
Income Tax Expense	1,270,000	612,000
Depreciation, Depletion and Amortization Expense	5,179,000	3,602,000
EBITDA	9,967,000	6,417,000

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Operating Information

	Fiscal Year Ended		Three Months Ended
	October 31,		October 31,
	2011	2010	2011	2010

Oil sales	$12,599,000	$6,855,000	$3,922,000	$1,603,000
Natural gas sales	4,168,000	4,711,000	1,039,000	959,000
Total revenue	16,767,000	11,566,000	4,961,000	2,562,000

Costs and expenses:
Oil and natural gas production	4,000,000	3,192,000	1,107,000	711,000
Depreciation, depletion and amortization	5,179,000	3,602,000	1,778,000	954,000
General and administrative	2,675,000	2,107,000	659,000	479,000
	11,854,000	8,901,000	3,544,000	2,144,000

Income from operations	4,913,000	2,665,000	1,417,000	418,000

Other income and (expense)
Realized and unrealized gains (losses) from derivative contracts	(183,000)	42,000	488,000	(24,000)
Investment and other income (loss)	58,000	108,000	3,000	56,000
	(125,000)	150,000	491,000	32,000

Income before income taxes	4,788,000	2,815,000	1,908,000	450,000

Income Taxes	(1,270,000)	(612,000)	(521,000)	(44,000)

Net Income	$3,518,000	$2,203,000	$1,387,000	$406,000

Earnings per share - basic	$0.35	$0.22	$0.14	$0.04

Earnings per share - diluted	$0.35	$0.22	$0.14	$0.04

Weighted average number of shares of Common Stock and dilutive securities:
Basic	10,042,000	10,183,000	10,041,000	10,086,000

Diluted	10,074,000	10,202,000	10,060,000	10,093,000

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Balance Sheet Information

	October 31, 2011	October 31, 2010

Cash and short-term investments	$4,800,000	$9,169,000
Other current assets	3,457,000	2,917,000
Oil and natural gas properties, net	47,850,000	35,822,000
Intangible assets, net	3,142,000	3,578,000
Other assets	1,787,000	1,919,000

	$61,036,000	$53,405,000

Current liabilities	$5,317,000	$2,425,000
Deferred income taxes	4,505,000	3,281,000
Asset retirement obligations	1,213,000	1,132,000
Stockholders’equity	50,001,000	46,567,000

	$61,036,000	$53,405,000